                                                                   EXHIBIT 14(a)
===============================================================================





                                       IRA
                             RETIREMENT ACCUMULATOR






                                        A
                                  SELF DIRECTED
                          INDIVIDUAL RETIREMENT ACCOUNT




         PLEASE READ THIS DISCLOSURE STATEMENT AND RETAIN IN YOUR FILES.





                                J.C.BRADFORD&CO.
             MEMBERS NEW YORK STOCK EXCHANGE, INC. - MEMBER S.I.P.C.


===============================================================================

                               J.C. BRADFORD & CO.
                          INDIVIDUAL RETIREMENT ACCOUNT
                         DISCLOSURE STATEMENT AMENDMENTS

IN AUGUST 1997, THE TAXPAYER RELIEF ACT OF 1997 (TRA-97) WAS ENACTED AND MADE NUMEROUS CHANGES TO INDIVIDUAL RETIREMENT ACCOUNTS. AS REQUIRED BY THE INTERNAL REVENUE SERVICE, J.C. BRADFORD & CO. HAS AMENDED ITS IRA DISCLOSURE STATEMENT TO INCLUDE THE CHANGES BROUGHT ABOUT BY THIS LAW.

MAXIMUM CONTRIBUTION MODIFIED - The total amount you may contribute to an IRA for any taxable year cannot exceed the lesser of $2,000 or 100 percent of your compensation. If you also maintain a Roth IRA, the maximum contribution to your Traditional IRAs (i.e. IRAs subject to Internal Revenue Code (IRC) Sections 408(a) and 408(b)) is reduced by any contributions you make to your Roth IRA. Your total annual contribution to all Traditional IRAs and Roth IRAs cannot exceed the lesser of $2,000 or 100 percent of your compensation.

PERMISSIBLE IRA INVESTMENTS EXPANDED - You may not invest the assets of your IRA in collectibles (within the meaning of the Internal Revenue Code (IRC) Section 408(m)). A collectible is defined as any work of art, rug or antique, metal or gem, stamp or coin, alcoholic beverage, or any other tangible personal property specified by the Internal Revenue Service. However, specially minted United States gold and silver bullion coins and certain state-issued coins are permissible investments. Beginning January 1, 1998, platinum coins and certain gold, silver, platinum or palladium bullion (as described in IRC Section 408(m)(3)) are also permitted as IRA investments.

IRA DEDUCTIBILITY CHANGES - If you have not yet reached the year in which you attain age 70 1/2 and have earned income from services rendered, you may make an IRA contribution of the lesser of 100 percent of compensation or $2,000. However, the amount of the contribution for which you may take a tax deduction will depend upon whether you (or, in some cases, your spouse) are an active participant in an employer-maintained retirement plan. If you are not an active participant, your IRA contribution will be totally deductible. If you are an active participant, the deductibility of your contribution will depend on your modified adjusted gross income (MAGI) for the tax year for which the contribution was made. MAGI is determined on your tax return using your adjusted gross income but disregarding any deductible IRA contribution.

DEFINITION OF ACTIVE PARTICIPANT - Generally, you will be an active participant if you are covered by one or more of the following employer-maintained retirement plans:

1.       a qualified pension, profit sharing, 401(k), or stock bonus plan;
2.       a qualified annuity plan of an employer;
3.       a simplified employee pension (SEP) plan;
4. a retirement plan established by the Federal government, a State, or a political subdivision (except certain unfunded deferred compensation plans under IRC Section 457);
5. a tax sheltered annuity for employees of certain tax-exempt organization or public schools;
6.       a plan meeting the requirements of IRC Section 501(c)(18);
7.       a qualified plan for self-employed individuals (H.R. 10 or Keogh Plan);
         and
8.       a SIMPLE IRA plan or a SIMPLE 401(k) plan.

If you do not know whether your employer maintains one of these plans or whether you are an active participant in it, check with your employer and your tax advisor. Also, the Form W-2 (Wage and Tax Statement) that you receive at the end of the year from your employer will indicate whether you are an active participant.

If you are an active participant and are single, the deductible amount of your contribution is determined as follows: (1) take the Phase-out Maximum for the applicable year (specified below) and subtract your MAGI, (2) multiply the difference by .2. For example, if your 1998 MAGI is $35,000, your maximum deductible contribution is $1,000 (the 1998 Phase-out Maximum of $40,000 minus your MAGI of $35,000, multiplied by .2). You must round the resulting number to the next highest $10 if the number is not a multiple of 10.

If you are an active participant, are married and you file a joint tax return, the deductible amount of your contributions is determined as follows: (1) take the Phase-out Maximum for the applicable year (specified below) and subtract your MAGI, (2) multiply the difference by .2. (Multiply the difference between the Phase-out Maximum and your MAGI by .1 beginning in 2007.) For example, if your MAGI in 1998 is $55,000, your maximum deductible contribution is $1,000:
[($60,000 minus $55,000) multiplied by .2]. You must round the resulting number to the next highest $10 if the number is not a multiple of 10.

                                JOINT FILERS                     SINGLE TAXPAYERS
         TAX YEAR             PHASE-OUT MAXIMUM                 PHASE-OUT MAXIMUM
          1997                      $ 50,000                          $35,000
          1998                      $ 60,000                          $40,000
          1999                      $ 61,000                          $41,000
          2000                      $ 62,000                          $42,000
          2001                      $ 63,000                          $43,000
          2002                      $ 64,000                          $44,000
          2003                      $ 70,000                          $50,000
          2004                      $ 75,000                          $55,000
          2005                      $ 80,000                          $60,000
          2006                      $ 85,000                          $60,000
          2007                      $100,000                          $60,000

   If you are married filing jointly and are not an active participant in an employer-maintained retirement plan, but are married to someone who is an active participant, your maximum deductible contribution is determined by taking $160,000 minus your MAGI and multiplying the result by .2 (subject to the maximum combined annual contribution limit for Traditional and Roth IRAs of the lesser of $2,000 or 100% of earned income).

   TRADITIONAL IRA TO ROTH IRA ROLLOVERS - If your adjusted gross income is not more than $100,000, you are eligible to roll over (or convert) all or any portion of your existing Traditional IRA(s) into your Roth IRA(s). The amount of the rollover from your Traditional IRA to your Roth IRA shall be treated as a distribution for income tax purposes and is includible in your gross income (except for any nondeductible contributions). Although the rollover amount is generally included in income, the 10 percent early distribution penalty shall not apply to rollovers or conversions from a Traditional IRA to a Roth IRA, regardless of whether you qualify for any exceptions to the 10% penalty.

   If you roll over assets from your Traditional IRA to your Roth IRA prior to January 1, 1999, you may spread the amount of the distributions which must be included in your gross income ratably over a four year period beginning with the year in which the payment or distribution is made.

   NEW EXCEPTIONS TO 10 PERCENT EARLY DISTRIBUTION PENALTY - If you are under age 59 1/2 and receive an IRA distribution, an additional tax of 10 percent will apply, unless made on account of death, disability, a qualifying rollover, a direct transfer, the timely withdrawal of an excess contribution; or if the distribution is part of a series of substantially equal period payments (at least annual payments) made over your life expectancy or the joint life expectancy of you and your beneficiary. Payments made to pay medical expenses which exceed 7.5 percent of your adjusted gross income and distributions to pay for health insurance by an individual who has separated from employment and who has received unemployment compensation under a federal or state program for at least 12 weeks are also exempt from the 10 percent tax. Beginning January 1, 1998, payments to cover certain qualified education expenses and distributions for first-home purchases (up to a life-time maximum of $10,000) are exempt from the 10 percent tax. This additional tax will apply only to the portion of a distribution which is includible in your income.

   REPEAL OF EXCESS DISTRIBUTION PENALTY - Prior to 1997, you would have been taxed an additional 15 percent on any amount received and included in income during a calendar year from qualified retirement plans, tax-sheltered annuities and IRAs which exceeded $112,500 (indexed each year for the cost of living). Certain exceptions applied. If you received an excess distribution as described above, your tax advisor could determine if these exceptions applied to you. This tax is referred to as an excess distribution penalty. However, this tax is repealed effective for all payouts received after December 31, 1996, as a result of the Taxpayer Relief Act of 1997.

   REPEAL OF EXCESS RETIREMENT ACCUMULATION PENALTY - In the past, your estate would have paid additional federal estate tax if you died with an excess retirement accumulation. An excess retirement accumulation existed if, at the time of your death, the value of all of your interests in qualified plans, tax-sheltered annuities and IRAs exceeded the present value of an annuity with annual payments of $112,500 (indexed each year for the cost of living), payable over your life expectancy immediately before your death. This tax was referred to as an excess retirement accumulation tax penalty. However, this tax is repealed for estates of decedents dying after December 31, 1996, as a result of the Taxpayer Relief Act of 1997.


IN AUGUST 1996, TWO LAWS WERE ENACTED THAT AFFECTED IRA RULES: THE SMALL BUSINESS JOB PROTECTION ACT (PUBLIC LAW 104-188) AND HEALTH INSURANCE PORTABILITY AND ACCOUNTABILITY ACT OF 1996 (PUBLIC LAW 104-191). AS REQUIRED BY THE INTERNAL REVENUE SERVICE, J. C. BRADFORD & CO. HAS AMENDED ITS IRA DISCLOSURE STATEMENT TO INCLUDE THE CHANGES BROUGHT ABOUT BY THESE LAWS.

INCREASED SPOUSAL IRA CONTRIBUTION LIMITS - If you are married, you may make payments to an IRA established for the benefit of your spouse. Your spouse must not have attained age 70 1/2 in that year, or any prior year, even if you are age 70 1/2 or older. You must file a joint tax return for the year which the contribution is made.

The amount you may contribute to your IRA and your spouse's IRA is the lesser of $4,000 or 100% of your combined compensation. However, you may not contribute more that $2,000 to any one IRA.

CHANGES TO IRA DEDUCTIBILITY - If you have not yet reached the year in which you attain age 70 1/2 and have earned income from services rendered, you may make an IRA contribution of the lesser of 100% of compensation or $2,000. However, the amount of the contribution for which you may take a tax deduction will depend upon whether you (or your spouse) are an active participant in an employer-maintained retirement plan. If you (and your spouse) are not an active participant, your IRA contribution will be totally deductible. If you (or your spouse) are an active participant, the deductibility of your contribution will depend on your adjusted gross income (AGI) for the tax year for which the contribution was made. AGI is determined on your tax return (disregarding any deductible IRA contribution).

Definition of Active Participant - Generally, you will be an active participant if you are covered by one or more of the following employer-maintained retirement plans:

1.       a qualified pension, profit sharing, 401(k) or stock bonus plan;
2.       a qualified annuity plan of an employer;
3.       a simplified employee pension (SEP) plan;
4. a retirement plan established by the Federal government, a State, or a political subdivision (except certain unfunded deferred compensation plans under IRC Section 457);
5. a tax sheltered annuity for employees of certain tax-exempt organizations or public schools;
6.       a qualified plan for self-employed individuals (H.R. 10 or Keogh Plan);
         and
7.       a SIMPLE Retirement Account (SRA) or a SIMPLE 401(k) Plan.

If you do not know whether your employer maintains one of these plans or whether you are an active participant in it, check with your employer and your tax advisor. Also, the Form W-2 (Wage and Tax Statement) that you receive at the end of the year from your employer will indicate whether you are an active participant.

If you are single, your threshold AGI level is $25,000. The threshold level if you are married and file a joint tax return is $40,000, and if you are married but file a separate tax return, the threshold level is $0. If your AGI is less than $10,000 above your threshold level, you will still be able to make a deductible contribution but it may be limited in amount (but never less than $200).

The deductible amount of your contribution is determined by taking your threshold AGI level plus $10,000 (e.g. $50,000 if you are married and filing jointly, $35,000 if you are single) and subtracting from it your AGI (determined prior to taking your itemized deductions). Multiply the resulting number by .2 to give you your personal deduction limit. You must round up the resulting number to the next highest $10 if the number is not a multiple of 10.

TEMPORARY SUSPENSION OF EXCESS DISTRIBUTION PENALTY FOR 1997, 1998 AND 1999 - You will be taxed an additional 15% on any amount received and included in income during a calendar year from qualified retirement plans, tax-sheltered annuities and IRAs which exceed $112,500 (indexed each year for the cost of living). Certain exceptions may apply. If you receive an excess distribution as described above, you should see your tax advisor to determine if these exceptions apply to you. This tax is referred to as an excess distribution penalty. However, this penalty is suspended for payments received during 1997, 1998 and 1999 as a result of the Small Business Job Protection Act of 1996.

ADDITIONAL EARLY DISTRIBUTION PENALTY EXCEPTIONS - Beginning January 1997, payments made to pay medical expenses which exceed 7.5% of your adjusted gross income and distributions to pay insurance by an individual who has separated from employment and who has received unemployment compensation under federal or state program for at least 12 weeks are exempt from the 10% tax which generally applies to distributions taken before you reach age 59 1/2.

ADDITIONAL ROLLOVER OPTION - Beginning January 1, 1997, certain employers will be permitted to establish SIMPLE Retirement Plans. These plans are funded through SIMPLE Retirement Accounts (SRAs). You may roll funds from an SRA to your regular IRA provided two years have passed since you first participated in your employer's SIMPLE salary reduction arrangement.

                              J. C. BRADFORD & CO.
               INDIVIDUAL RETIREMENT ACCOUNT DISCLOSURE STATEMENT


The following disclosure statement is provided to you in accordance with the Internal Revenue Code. It should be reviewed along with the Custodial Account Adoption Agreement, Custodial Account Agreement and Explanation of Fees. The information provided below reflects the provisions of the Internal Revenue Code as are effective January 1, 1997.

(A)      RIGHT OF DEPOSITOR TO REVOKE WITHIN SEVEN DAYS

Within seven (7) days after the date Depositor signs the Custodial Account Adoption Agreement, thereby acknowledging receipt of the Disclosure Statement, the Depositor shall have the right to revoke the Adoption Agreement. Such notification of revocation shall be in writing (specifically stating the Depositor's intention to revoke). Oral revocation is not permitted. The written notification of revocation shall be mailed or hand delivered to the Retirement Services Department, J. C. Bradford & Co., 330 Commerce Street, Nashville, Tennessee, 37201 on or before the end of the seven-day period. In the event the written notification is mailed, it shall be deemed mailed on the date of the postmark, or if sent by certified or registered mail, it shall be deemed to be mailed as of the date of certification or registration. If mailed, the written notice of revocation shall be mailed in the United States in an envelope, or other appropriate wrapper, and it shall be mailed by first class mail with the postage prepaid and properly addressed. Notification mailed or delivered after the seven-day period will be considered null and void, and will not cause an effective revocation. The phone number of the Retirement Services Department of
J. C. Bradford & Co. is (615) 748-9434. The Custodian shall execute any investment directions of the Depositor during the seven (7) day revocation period.

(B)      INTERNAL REVENUE CODE REQUIREMENTS WITH RESPECT TO YOUR CUSTODIAL
         ACCOUNT

The Internal Revenue Code of 1986 (hereinafter referred to as the "Code") defines an Individual Retirement Account as a trust or custodial account (hereinafter referred to as the "Account") maintained for the exclusive benefit of the Depositor or his beneficiaries pursuant to a written instrument, which contains the following provisions:

         (1) Except in the case of rollover contributions (described below), contributions must be in cash and no contribution will be accepted in excess of $2,000 (or such limit as may be prescribed by law).

         (2)      The Custodian must be a bank or other organization, such as J.
                  C. Bradford & Co., which has been qualified by the Internal Revenue Service to serve as trustee or custodian.

         (3) No portion of the funds in the account may be invested in life insurance contracts or collectibles.

         (4)      The interest of a Depositor in his account is nonforfeitable.

         (5) The assets of the account will not be commingled with other property except in a common trust fund or common investment fund (within the meaning of Section 408(a)(5) of the Code).

         (6) Distributions may begin when the Depositor reaches age 59 1/2 ; however, distributions must begin on or before the first day of April following the calendar year in which the Depositor attains age 70 1/2 ("required beginning date"). A Depositor who becomes disabled may elect to receive distributions without regard to age. Upon reaching the required beginning date, distribution must be made in a single sum payment, or in equal or substantially equal monthly, quarterly or annual payments over a specified period that may not be longer than the Depositor's life expectancy or in equal or substantially equal monthly, quarterly or annual payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Depositor and his designated beneficiary. Life expectancy is calculated based upon Treasury regulation tables. Even if payments based on life expectancy have begun, the Depositor may give written notice to the Custodian to receive a distribution of the balance of the account. However, the Depositor must give written notice to the Custodian not more than 30 days and not less than 7 days prior to the date a minimum distribution is required.

         (7) If the Depositor dies on or after his required beginning date and distribution of his interest has begun, then the remaining portion of such interest will continue to be distributed under the method being used prior to the Depositor's death. If the Depositor dies before distribution of his interest commences, then the entire account will be distributed at the election of the beneficiary or beneficiaries in accordance with one of the following:

                  (a) The entire account will be paid by December 31 of the year in which the fifth anniversary of the Depositor's death occurs.

                  (b) If the Depositor's account is payable to a designated beneficiary who is an individual, the account will be distributed in equal or substantially equal payments over the life or life expectancy of the designated beneficiary or beneficiaries. If the spouse of the Depositor is not the beneficiary, payment must begin by the December 31 of the year following the Depositor's death. If the spouse is the beneficiary, then payments shall begin prior to the date on which the deceased Depositor would have attained age 70 1/2. The beneficiary (including the spouse) may at any time elect to receive greater payments.

                           The election of either (a) or (b) must be made by the December 31 following the year of the Depositor's death. If the beneficiary or beneficiaries do not elect either (a) or (b), then distribution will be made in accordance with (b) if the beneficiary is the spouse of the Depositor, or (a) if the beneficiary or beneficiaries are or include anyone other than the spouse.

         (8) If the spouse of the Depositor is the designated beneficiary, and if the entire account is paid in a single sum, the spouse can rollover all or part of the payment to the spouse's IRA provided the rollover is made within 60 days of receipt of payment. In such a case the surviving spouse would not have to begin receiving distributions from the IRA until Age 70 1/2 . However, distributions prior to 59 1/2 would generally be subject to the 10% premature distribution penalty.

         (9) If the spouse of the Depositor is the designated beneficiary, then the spouse may elect to maintain the account as her own account. The surviving spouse shall be deemed to have elected to maintain the account as her own if the spouse fails to elect either (a) or (b) above or the spouse makes additional contributions to the account. If the spouse dies prior to receiving distributions from the Depositor's IRA, distributions must be made under the rules applicable as if the spouse were the Depositor.

         (10) If the designated beneficiary is a trust for the Depositor's surviving spouse and a qualified terminal interest property marital deduction for federal estate tax purposes is allowable with respect to the distributions from the custodial account payable to such trust, then the distributions required above will be increased, if necessary, to assure that all of the annual income of the account is distributed at least annually to the trust. Furthermore, all administrative charges and expenses of the account shall be charged to principal and shall not reduce the annual income of the account. The trustee of the trust shall have the right to request immediate payment of any part or all of the custodial account in order to satisfy any request by the surviving spouse to convert unproductive property into productive property or in order to make withdrawals in excess of the minimum required distributions. The provisions of this subparagraph are subject to the applicable minimum distribution requirements. The Depositor shall be responsible for completing an appropriate Beneficiary designation to carry out the provisions of this subparagraph (10).


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

         (11) If the Depositor dies before his account balance has been distributed to him, and the beneficiary is other than the surviving spouse, no additional cash contributions or rollover contributions may be accepted by the Custodian. Further, the IRA may not be rolled over to another IRA or qualified plan.

(C)      INCOME TAX CONSEQUENCES OF ESTABLISHING AN ACCOUNT

         (1)      LIMITATIONS AND RESTRICTIONS ON TAX DEDUCTION

                  (a) A Depositor can contribute for each tax year the lesser of 100% of compensation or $2,000. The Depositor's income tax deduction may be reduced or eliminated as provided below.

                  (b) If neither the Depositor, nor his spouse, is an active participant in an employer sponsored retirement plan, the Depositor may make a contribution of up to the lesser of $2,000 (or $2,250 in the case of a spousal IRA) or 100% of compensation and take a deduction for the entire amount contributed. If the Depositor is an active participant but has an adjusted gross income (AGI) below a certain level, the Depositor may make a deductible contribution. If, however, the Depositor or his spouse is an active participant and their combined AGI is above the specified level, the amount of the deductible contribution the Depositor may make to an IRA is phased down and eventually eliminated.

                  (c) The Depositor is an "active participant" for a year if the Depositor is covered by a retirement plan. The Depositor is covered by a "retirement plan" for a year if the Depositor's employer or union has a retirement plan under which money is added to the Depositor's account or the Depositor is eligible to earn retirement credits. For example, if the Depositor is covered under a profit-sharing plan, certain government plans, a salary reduction arrangement (such as a tax sheltered annuity arrangement or a 401(k) plan), a simplified employee pension plan (SEP) or a plan which promises the Depositor a retirement benefit which is based upon the number of years of service the Depositor has with the employer, the Depositor is likely to be an active participant. The Depositor's Form W-2 for the year should indicate the Depositor's participation status.

                           The Depositor is an active participant for a year even if the Depositor is not yet vested in the Depositor's retirement benefit. Also, if the Depositor makes required contributions or voluntary employee contributions to a retirement plan, the Depositor is an active participant. In certain plans the Depositor may be an active participant even if the Depositor was only with the employer for part of the year.

                           The Depositor is not considered an active participant if the Depositor is covered in a plan only because of the Depositor's service as 1) an Armed Forces Reservist, for less than 90 days of active service, or 2) a volunteer firefighter covered for firefighting service by a government plan (in general those persons whose accrued retirement benefits at the beginning of the year will not exceed $1,800 per year at retirement). Of course, if the Depositor is covered in any other plan, these exceptions do not apply.

                           If the Depositor is married but files a separate tax return and lives apart from his spouse, his spouses' active participation does not affect the Depositor's ability to make deductible contributions. If the Depositor is married but files a separate tax return and does not live apart from his spouse, then the deductible contributions are phased out between spouse, $0 and $10,000 if either is an active participant.

                  (d) If the Depositor is an active participant, the Depositor must look at his Adjusted Gross Income for the year (if the Depositor and his spouse file a joint tax return the Depositor uses their combined AGI) to determine whether the Depositor can make a deductible IRA contribution. The Depositor's tax return will show the Depositor how to calculate his AGI for this purpose. If the Depositor is at or below a certain AGI level, called the Threshold Level, the Depositor is treated as if the Depositor was not an active participant and can make a deductible contribution under the same rules as a person who is not an active participant.

                           If the Depositor is single, the Depositor's threshold AGI level is $25,000. The threshold level if the Depositor is married and files a joint tax return is $40,000, and if the Depositor is married but files a separate tax return and is not living apart, the threshold level is $0.

                           If the Depositor's AGI is less than $10,000 above the Depositor's threshold level, the Depositor will still be able to make a deductible contribution but it will be limited in amount. The amount by which the Depositor's AGI exceeds the Depositor's Threshold Level (AGI-Threshold Level) is called the Depositor's Excess AGI. The Maximum Allowable Deduction is $2,000 (or $2,250 for a Spousal IRA). The Depositor can calculate it as follows:

                  10,000 - Excess AGI X Maximum Allowable Deduction = Deduction
                  -------------------                                 Limit
                       10,000

                           The Depositor must round up the result to the next highest $10 level (the next highest number which ends in zero). For example, if the result is $1,525, the Depositor must round it up to $1,530. If the final result is below $200 but above zero, the Depositor's Deduction Limit is $200. The Depositor's Deduction Limit cannot, in any event, exceed 100% of the Depositor's compensation.

                  (e) The Depositor may contribute to a Spousal IRA even if his spouse has earned some compensation during the year. Provided his spouse does not make a contribution to an IRA, the Depositor may set up a Spousal IRA consisting of an account for his spouse as well as an account for the Depositor. The maximum deductible amount for the spousal IRA is the lesser of $2,250 or 100% of compensation.

                  (f) Even if the Depositor is above the threshold level and thus may not make a deductible contribution of $2,000 ($2,250 for a spousal IRA), the Depositor may still contribute up to the lesser of 100% of compensation or $2,000 to an IRA ($2,250 for a spousal IRA). The amount of the Depositor's contribution which is not deductible will be a nondeductible contribution to the IRA. The Depositor may also choose to make a contribution nondeductible even if the Depositor could have deducted part or all of the contribution. Interest or other earnings on the Depositor's IRA contribution, whether from deductible or nondeductible contributions, will not be taxed until taken out of the Depositor's IRA and distributed to the Depositor.

                           If the Depositor makes a nondeductible contribution to an IRA the Depositor must report the amount of the nondeductible contribution to the IRS as a part of the Depositor's tax return for the year.

                           The Depositor may make a $2,000 contribution at any time during the year, if the Depositor's compensation for the year will be at least $2,000, without having to know how much will be deductible. When the Depositor fills out his tax return the Depositor may then figure out how much is deductible.

                           The Depositor may withdraw an IRA contribution made for a year any time before April 15 of the following year. If the Depositor does so, the Depositor must also withdraw the earnings attributable to that portion and report the earnings as income for the year for which the contribution was made. If some portion of the Depositor's contribution is not deductible, the Depositor may decide either to withdraw the nondeductible amount, or to leave it in the IRA and designate that portion as a nondeductible contribution on the Depositor's tax return.

                  (g) Compensation means wages, salaries, or professional fees, and other amounts received for personal services actually rendered. Compensation includes income earned by a self-employed individual from his trade or business in which his personal services are a material income-producing factor. Compensation also includes any amount includable in the Depositor's gross income as alimony under Section 71 of the Code with respect to a divorce or separation instrument described in Section 71(b)(2)(A) of the Code.

                  (h) No deduction is allowed for an individual for a contribution during the taxable year in which he attains age 70 1/2. If the Depositor attains age 70 1/2 prior to the non-working spouse, a deductible contribution may be made for the spouse, but the Depositor, may not make a deductible contribution for himself.

                  (i) A deduction may be obtained for the previous taxable year if the Depositor makes his contribution no later than the time for filing his Federal income tax return without extensions for such taxable year (i.e. April 15 for a calendar year taxpayer).

                  (j) The deductions referred to above may be taken even if the Depositor elects to take the standard deduction.

         (2)      TAXATION UPON DISTRIBUTION

                  (a) The full amount of any distribution from an IRA (including a lump sum distribution) will be taxed as ordinary income to the recipient, except as provided below.

                  (b) Because nondeductible IRA contributions are made using income which has already been taxed (that is, they are not deductible contributions), the portion of the IRA distributions consisting of nondeductible contributions will not be taxed again when received by the Depositor. If the Depositor makes any nondeductible IRA contributions, each distribution from the Depositor's IRAs will consist of a nontaxable portion (return of nondeductible contributions) and a taxable portion (return of deductible contributions, if any, and account earnings).

                           Thus, the Depositor may not take a distribution which is entirely tax-free. The following formula is used to determine the nontaxable portion of the Depositor's distributions for a taxable year:

                            Remaining
                          Nondeductible
                          Contributions     X      Total       =    Nontaxable
                       --------------------    Distributions      distributions
                        Year-end total IRA                        (for the year)
                         account balances


                           To figure the year-end total IRA account balance the Depositor treats all of his IRAs as a single IRA. This includes all regular IRAs, as well as Simplified Employer Pension (SEP) IRAs, and Rollover IRAs. The Depositor also adds back the distributions taken during the year.

                  (c) A distribution from an IRA may be a tax-free transfer if:

                           (i) The entire amount received is transferred within 60 days of receipt to another IRA. Tax-free rollovers from one IRA to another IRA may occur only once each year or

                           (ii) The entire amount received is totally attributable to an amount previously received by the IRA as a rollover contribution from a qualified employee benefit plan and the entire amount received is transferred within 60 days of receipt to a qualified amount received from the IRA and deposited in the qualified employee benefit plan may be attributable to sources other than an amount previously received from a qualified employee benefit plan. Further restrictions apply to this type of rollover. You should consult your own tax advisor in this regard.

                           (iii) The amount received represents the entire interest in the IRA, the entire amount received is attributable to a previous rollover to the IRA from a tax-sheltered annuity (qualified under Code Section 403(b)), and the entire amount received is paid into another such tax-sheltered annuity contract within 60 days of receipt. Further restrictions apply to this type of rollover. You should consult your own tax advisor in this regard.

         (3)      ROLLOVER CONTRIBUTIONS TO AN IRA

                  (a) A rollover contribution is a tax-free transfer of funds from one retirement savings program to another. No deduction is allowed for a rollover contribution. In order to maintain its tax-free character, a rollover from an employer's qualified plan to an IRA must satisfy the following requirements.

                           (i) The funds so contributed to an IRA must have been distributed to the employee from the qualified plan and may not include any distribution which is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the employee or the joint lives (or joint life expectancies) of the employee and the employee's designated beneficiary, or for a specified period of ten years or more. Further, the funds must not be a minimum required distribution under Section 401(a)(9) of the Code.

                           (ii) The maximum amount that may be rolled over is the value of the property distributed from the qualified plan and earnings therefrom included in the distribution less any employee contributions (other than qualified deductible voluntary contributions).

                           (iii) If only a portion of such a distribution is rolled over, the remaining portion (other than employee contributions which are not qualified deductible voluntary contributions) will be taxed as ordinary income.

                           (iv) With respect to a noncash distribution, the rollover contribution must consist of all or any portion of the property distributed from the qualified plan, or the proceeds from the sale of such property.

                           (v) If part or all of the distribution consists of property other than money, the taxpayer may designate on a timely filed tax return the portion of the money or other property treated as a distribution of employee contributions, otherwise the law requires the proration on a ratable basis. Such a designation may have important tax consequences with respect to taxation of any portion of the distribution that is not rolled over. There is no dollar limit to the amount of a rollover contribution.

                           (vi) The funds must be transferred to the IRA within 60 days after the date of the Depositor's receipt.

                           (vii) Unless the Depositor otherwise directs the Custodian in writing, each rollover will be held by the Custodian in a separate account and the Custodian will not accept other contributions to the account.

                           (viii) It is the Depositor's sole responsibility to determine whether or not any rollover is proper pursuant to requirements of the Internal Revenue Code, state law and the IRA.

                  (b) A rollover from one IRA to another IRA must satisfy the following requirements:

                           (i) The entire amount received must be paid into an IRA within sixty days after the amount is received.

                           (ii) Withdrawal of assets from an IRA for the purpose of a rollover to an IRA may occur only once within any one-year period. The one-year rule does not apply to direct transfers between IRA custodians or trustees.

                           (iii) The rollover contribution must include the entire interest which the Depositor received from the IRA and must be in the form of the identical property received from the IRA.

         (4)      ESTATE AND GIFT TAXES

                  (a) Upon the death of the Depositor, the value of the account is part of the Depositor's gross estate for Federal estate tax purposes and may incur Federal estate taxes. Depending upon the applicable state law, the account may or may not be subject to state inheritance or estate taxes.

                  (b) The account may be made payable to a trust that qualifies for the qualified terminal interest property marital deduction.

                  (c) Amounts withdrawn from the account and given as a gift are subject to Federal (and possibly state) gift tax laws and may incur gift taxes. However, a Depositor's revocable election to have a distribution payable to a beneficiary upon the death of the Depositor will not be treated as a gift subject to gift tax.

                           Because of the complexity of the rules relating to income taxes, estate and gift taxes, rollover contributions and the tax implications, you should consult your tax advisor before taking any action.

(D)      ADDITIONAL LIMITATIONS AND PROHIBITIONS

                  (1) A Depositor, his spouse and his beneficiary are prohibited from engaging in a prohibited transaction described in Section 4975(c) of the Code with respect to his account. If such a transaction is engaged in, the account will lose its tax-exempt status and the fair market value of the account will be subject to income tax in the taxable year in which the prohibited transaction occurs (this is considered a premature distribution under subsection 4 below). Generally, prohibited transactions include the direct or indirect (a) sale or exchange, or leasing, of any property; (b) lending of money or other extension of credit; (c) furnishing of goods, services or facilities between the Depositor or a beneficiary or other disqualified person and the IRA; (d) transfer to, or use by or for the benefit of the Depositor or a beneficiary or other disqualified person, of the income or assets of the IRA; (e) dealing by the Depositor, beneficiary or other disqualified person with the assets of the IRA in his or her own interest or own account; or (f) receipt by any disqualified person who is a fiduciary from a party dealing with the IRA of any consideration in connection with any transaction involving the income or assets of the IRA.

                  (2) The acquisition in the account of any collectible will be treated for purposes of Sections 402 and 408 of the Code as a distribution from the account in an amount equal to the cost to the account of the collectible and will be taxable as such. This is considered a premature distribution under subsection
                           (4) below. The term "collectible" means any work of art, rug, antique, metal, gem, stamp, coin, alcoholic beverage, or other tangible personal property specified as such by the Secretary of the Treasury for the purposes of Section 408(m) of the Code. However, certain designated gold or silver coins and certain coins issued by States of the United States are permitted investments.

                  (3) If a Depositor uses all or any portion of his account as security for a loan, then the portion of the account so used is treated as having been distributed to such individual and the benefitted individual must include such distribution in his gross income for the year in which he so uses the account. This is considered a premature distribution under subsection
                           (4) below.

                  (4) A ten percent (10%) penalty tax is imposed on distributions made before the Depositor attains age 59 1/2 , unless such distribution is made on account of (a) death, (b) disability, (c) the distribution is part of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Depositor or the joint lives (or joint life expectancies) of the Depositor and his designated beneficiary, or (d) a qualified rollover contribution made with such distribution.

                  (5) After a Depositor attains age 70 1/2, if the required distributions do not equal or exceed certain minimums, a non-deductible excise tax of fifty percent (50%) will be imposed upon the difference between the amount required to be distributed and the amount actually distributed.

                  (6) Any contributions made to your IRA which exceed the permissible limits set forth above are considered excess contributions. Such contributions are subject to an excise tax of six percent (6%) per year for every year the excess contributions are not corrected either by withdrawal of the excess from the IRA or by foregoing IRA contributions up to the permissible limits.

         (a) If the excess contributions (plus income thereon) is withdrawn on or before the due date (including extensions) for filing the Depositor's income tax return for the year in which he made the excess contribution, the 6% excise tax is not imposed. Even if the excess contribution is not withdrawn in time to prevent imposition of the 6% penalty for such year, the 6% penalty may be avoided for a subsequent year by withdrawal of the excess contribution at a later date. Also, under certain circumstances a prior excess contribution may be corrected by foregoing a contribution in a later year.

                  Except in the limited circumstances described below, the withdrawal of an excess contribution before the individual attains age 59 1/2, or in a case of death or disability, will be considered a premature distribution which is subject to the ten percent (10%) penalty tax.

         (b) An excess contribution that exceeds $2,250 must be withdrawn no later than the due date for filing the Depositor's income tax return for the year in which he made the excess contribution to avoid such penalties. Any income included in such a distribution will be taxable income in the year in which the excess contribution is made. Where an IRA contribution for a year (other than a rollover contribution) does not exceed $2,250, the excess amount may be withdrawn any time at a later date without including it in gross income and paying the premature withdrawal penalty, if applicable, if no deduction has been allowed for the excess amount. If an excess rollover contribution occurs because you reasonably relied upon erroneous information supplied by your employer, the part of the excess attributable to such erroneous information may be subsequently withdrawn without including it in gross income or paying the premature withdrawal penalty.

                  (7)      The Depositor (and Spouse in the case of a Spousal
                           IRA) must file Form 5329 (Return for Individual Retirement Arrangements Taxes) with the Internal Revenue Service only if he owes a penalty tax for an excess contribution, a premature distribution, an underdistribution or an excess distribution.

                  (8) The Custodial Account Agreement is on a form approved by the Internal Revenue Service for use in establishing custodial accounts.

                  (9) Further information pertaining to the laws and regulations governing Individual Retirement Accounts may be obtained from any district office of the Internal Revenue Service.

                  (10) If the Depositor is a resident of a community property state and the Depositor desires to name a beneficiary other than the Depositor's spouse, then the Depositor is solely responsible for securing the spouse's consent and the Custodian shall not be liable to the spouse, any beneficiary or entity in regard to such consent. The Depositor should consult an attorney in regard to any such spousal consents.

(E)       INVESTMENTS

         (1) The Depositor is responsible for directing the Custodian with respect to the investment of all contributions and earnings therefrom. The Custodian has no discretion or duty, in the absence of the Depositor's direction or as mandated in the Custodial Account Agreement, to invest any funds. Further, the Depositor assumes all investment risks with regard to such investments. Non-brokered certificates of deposit, non-brokered notes (mortgages), closely held securities (in which J. C. Bradford & Co. does not participate in the subscription offer), and real estate (collectively referred to as "Special Assets") are not permitted investments in the account unless the Custodian has agreed to permit such investments in the account. The Depositor shall provide valuations of any Special Assets. If the Depositor fails to provide such valuations then the Custodian may employ appraisers to make such valuations. Any appraiser fees shall be charged against the IRA account and the Depositor will be liable for any deficiency.

                  The Depositor may only direct the investment of the assets of the account into investments obtainable through J. C. Bradford & Co. Assets of the account may not be invested in "Collectibles" as defined in Section 408(m) of the Code (see paragraph D(2) above).

         (2) The Depositor may delegate to any person or institution (other than the Custodian) the Depositor's power to direct investment of the account as long as the Custodian is given advance written notice in which the Depositor names and appoints the delegate, a signed copy of the written agreement between the Depositor and his delegate and any additional information and documents the Custodian may require. Any direction given by the delegate is conclusively presumed to be the Depositor's direction until the Custodian receives written notice of revocation of the delegate's authority.

         (3) The Custodian upon receipt of the Depositor's investment direction shall execute the direction as soon as practical, and shall send a written confirmation to the Depositor acknowledging the completion of the Depositor's transaction.

         (4) Dividends and earnings from the assets of the account will be retained in the account. Until such time as the Depositor has directed the Custodian with respect to his account, the Custodian shall invest the amounts so received in interest bearing accounts (at then current interest rates) maintained by the Custodian.

         (5) The Depositor shall have the power to make a continuing investment direction with respect to the dividends and earnings received by the account from the assets of the account. A continuing investment direction can be made either orally or in writing to the Custodian.

         (6) Such amounts received shall be reinvested as directed in the Depositor's continuing investment direction; provided that such amount equals or exceeds the minimum investment requirements then in effect for the designated investment.

         (7) The Custodian may retain cash in the account without investing the same.

         (8) As soon as practical after the Custodian receives notification of the death of a Depositor, all subsequent earnings on his account shall be reinvested in the money market fund designated by the Depositor prior to his death for the purpose of investment of income. All other assets in his account shall remain as invested until distributed in full to the Beneficiary of the Depositor or until the Beneficiary otherwise designates.

(F)      FEES AND FINANCIAL MATTERS

         (1) A fee schedule setting forth the annual maintenance and transfer fee and any other fees is outlined in the Explanation of Fees. Such fee schedule may be amended from time to time by the Custodian. Annual maintenance fees and any other fees will be charged to the IRA account each June for that calendar year or upon termination of the IRA if the fee has not been charged for such year. This applies to regular, spousal and rollover IRAs and each participant's account under a SEP. Fees will not be prorated.

                  A Depositor may pay the maintenance fee within the times specified by the Custodian. If the Depositor fails to pay the maintenance fee within such times, then Custodian will liquidate sufficient assets within the IRA to satisfy the fees and cannot be held accountable or liable for choosing a specific asset or assets to liquidate.

                  Payments received after June 1 cannot be used to reimburse the IRA account but will apply as a credit against the next year's annual maintenance fee after satisfying any current outstanding fee balance. If sufficient assets cannot be liquidated, the IRA account will be closed out and remaining assets transferred to an individual brokerage account at J. C. Bradford & Co. The Depositor is personally liable for full payment to the Custodian for all fee deficiencies including any debit balances. By entering into the Adoption Agreement, Depositor and his beneficiary or beneficiaries agree to hold Custodian harmless from any taxes, interest, penalties or other claims, liabilities or damages resulting from or arising out of such asset liquidation and/or account termination. Further, Depositor and his beneficiary or beneficiaries release Custodian from all damage claims resulting from or arising out of such asset liquidation and account termination. J. C. Bradford & Co. cannot be held responsible for any taxes, interest and penalties that may be assessed on such distributions.

         (2) Normal J. C. Bradford & Co. brokerage fees, and buying and selling expenses will be charged for each transaction involving an investment.

         (3) The Custodian will charge the IRA for any special reports or returns required to be filed with the Internal Revenue Service such as Form 990T.

         (4) The Custodian may at any time liquidate sufficient assets in the IRA to satisfy any obligations of the IRA and the Depositor and his beneficiary or beneficiaries agree to hold Custodian harmless from any taxes, interest, penalties or other claims, liabilities or damages resulting from or arising out of such asset liquidation and/or account termination. Further, Depositor and his beneficiary or beneficiaries release Custodian from all damage claims resulting from or arising out of such asset liquidation.

         (5) Any taxes of any kind which may be imposed with respect to the account and any administrative expenses, including but not limited to custodial and brokerage fees, shall be paid by the Depositor. If not paid by the Depositor, such amounts shall be paid from the account and will constitute a lien against such account until paid.

         (6) The earnings of each separate account will be allocated to such account.

         (7) Growth in value of this account is neither guaranteed nor capable of projection.

         (8) The Custodian will charge a one-time fee for handling Special Assets. Additionally, the Custodian may charge for any valuation of Special Assets.

         (9) The Custodian may charge the account for review (including legal fees incurred) of any separation and divorce orders, decrees or agreements.

(G)      SIMPLIFIED EMPLOYEE PENSION PLANS (SEP)

         (1) A SEP is a new retirement income arrangement under which your employer may contribute any amount each year up to the lesser of $30,000 or 15% of your compensation to your own Individual Retirement Account. All amounts contributed to your IRA by your employer belong to you, even after you separate from service with that employer.

         (2) Whether or not your employer makes a contribution to a SEP is entirely within your employer's discretion. If a contribution is made under the SEP, it must be allocated to all the eligible employees according to the SEP agreement. Some SEPs allow you to defer a portion of your compensation into your SEP-IRA.

         (3) Each employee who is 21 years old or older and has performed service for the employer in at least three of the immediately preceding five calendar years are eligible to participate in the SEP. In certain situations employees covered under a collective bargaining agreement and certain nonresident aliens may be excluded.

         (4) You are entitled to contribute to your own IRA even though your employer makes a contribution to your IRA under a SEP. However, your deduction may be limited.

         (5) A contribution by you or by your employer in excess of the annual deduction limitations may be withdrawn without penalty on, or prior to, the due date for filing your tax return (normally April

                  15). Excess contributions left in your SEP-IRA account beyond that time are subject to a 6% excise tax. Withdrawals of those contributions at a later time may be taxed as premature withdrawals.

         (6) It is permissible for you to withdraw funds from your SEP-IRA and roll such funds over to another IRA in accordance with the rollover rules discussed above with respect to rollovers from one IRA to another IRA. Such rollover may not be made more frequently than once each year without penalty.

         (7) You may withdraw the employer's contribution from your SEP-IRA in the same manner and subject to the same rules as any other withdrawal from an IRA as described in Paragraphs (C) and (D) above. Generally, any amount withdrawn is includable in your income and a withdrawal before attainment of 59 1/2 years of age may be subject to a 10% penalty tax.

         (8) You do not have to file any additional form with the Internal Revenue Service because you participate in a SEP.


IRA AS AN INVESTMENT CONDUIT - "ROLLOVERS"

PERMISSIBLE TAX-FREE TRANSFERS

1.       From a qualified corporate plan to an IRA.
2.       From a qualified corporate plan to another through an IRA.
3.       From a Keogh Plan (HR-10) to an IRA.
4.       From a tax sheltered annuity to an IRA.
5.       From a tax sheltered annuity to another through an IRA.
6.       From a qualified bond purchase plan to an IRA.
7.       Distributions received by a spouse due to participant's death.

GENERAL CONDITIONS

1. Must be received by the IRA within 60 days after distribution is received.

2. Only one tax-free rollover per year. However there are no restrictions on the number of transfers between custodians or trustees.

3. Must not include certain periodic payment distributions or certain minimum required distributions under Code Section 401(a)(9).

4.       Must not include employee's post tax contributions therefrom.

5. If the rollover includes property such as company stock and the property has been sold the proceeds may still be rolled over. If the rollover is for the entire amount allowable, the gain or loss on the sale of the property is not recognized.

6. Transfers to a (new) qualified Plan can include only assets received from the (old) qualified Plan; therefore, a rollover to an IRA should be made to a separate account and should not include contributions made by an eligible person for his retirement to his IRA.

LIMITS ON AMOUNT OF ROLLOVER TRANSFERS

1.       No dollar limit.

2. All or any portion of the distribution minus post tax employee contributions and any required minimum distribution for such year.
         Note: Any amount not rolled over does not qualify for capital gains provision and/or special ten year averaging provision.

3.       No endowment or life insurance contracts.

REGULAR IRA

ELIGIBILITY

1. Every individual, whether or not covered by a retirement plan, who has compensation is eligible.

2. No deduction is allowed for an individual during the taxable year in which he or she attains 701/2.

MAXIMUM DEDUCTIBLE CONTRIBUTION

1. 100% of compensation not to exceed $2,000 per year or such limits as may be prescribed by law. However, reduction or elimination may occur if you or your spouse are active participants in a qualified retirement plan.

2. If your spouse does not work, you may establish an individual account for you and your spouse and may annually contribute the lesser $2,250 or 100% of compensation. However, reduction or elimination may occur if you are an active participant in a qualified retirement plan.

3. Contribution need not be equally divided between both accounts, but not more than $2,000 to one account.

4.       If both spouses have earned income, both may contribute but to separate
         IRAs.

TIME FOR ESTABLISHING IRA AND MAKING CONTRIBUTIONS

1.       No later than the due date for filing tax returns (normally April 15).

ADDITIONAL INFORMATION FOR ALL IRAS

PERMISSIBLE INVESTMENTS

1. As examples, stocks, mutual funds, corporate and government bonds, plus savings media approved by the Trustee.

2. Not limited to the example above but cannot purchase collectibles. Further, Special Assets are not permitted investments in the individual retirement account unless permitted by the Custodian.

3.       Custodian will hold assets in an account with your Broker.

4. Investments not generating confirms must be accompanied by written instructions.

DISTRIBUTIONS

1. Permitted after 59 1/2 years or in the event of permanent disability or death or if distributions paid in substantially equal periodic payments (not less frequently than annually) over life expectancy.

2. If any individual receives a distribution prior to one of these events, there is a non-deductible penalty tax of 10%.

3. Distributions must start not later than April 1 of the year following the calendar year in which the Participant attains 701/2 years of age.

4. If the distribution selected does not equal or surpass IRS minimums, a non-deductible excise tax of 50% will be imposed upon the difference between the amount required and the amount distributed.

5. The taxability at distribution is as normal income received. Ten Year and Five Year Averaging are not permissible. The tax status during the accumulation period is exempt.

SEP (SIMPLIFIED EMPLOYEE PENSION)

ELIGIBILITY

1. Any employee who is at least 21 years old and has performed "service" in at least 3 of the last 5 calendar years.

2.       The employer may establish less restrictive eligibility requirements.

CONTRIBUTIONS

1.       You are not required to make any contributions in a given year.

2. If contributions are made, they must be made to all eligible employees, whether or not they are still employed at the time.

3. Some SEP Plans have permitted disparity which varies the percentage of contribution among participants. Some SEP Plans may permit a participant to defer compensation into their SEP-IRA.

4. Contributions for any one employee may not be more than the lesser of $30,000 or 15% of that employee's total compensation for the calendar year.

HOW TO REPORT CONTRIBUTIONS

1. The employer deducts the amount it contributes to the SEP-IRA on the employer tax return.

2. Employers who have established a SEP-IRA and have provided each participant with a copy of Form 5305-SEP (or 5305A-SEP) are not required to file the annual information returns, Form 5500, 5500-C, 5500-K or 5500-R.

DISTRIBUTIONS

All distribution regulations and restrictions pertaining to IRAs apply under a SEP. (Summarized above)

EXPLANATION OF FEES

Annual Maintenance Fee for each IRA - $35 (not prorated)

The Custodian will charge a one-time $100 fee for receiving, maintaining, administering, safekeeping and selling non-brokered certificates of deposit, non-brokered notes (mortgages), closely held securities (in which J. C. Bradford & Co.

does not participate in the subscription offer), and real estate. Additionally, the Custodian may charge for appraisals of such Special Assets.

The Custodian will charge a $100 fee for filing IRS Form 990T.

Transfer Fee - $50 plus that year's maintenance fee.

This fee is charged when IRA assets are transferred to another financial institution. The fee must be paid prior to transfer by the Depositor or the successor custodian or trustee. This fee schedule may be amended at any time by the Custodian (J. C. Bradford & Co.).

The Custodian may charge the account for review (including any legal fees incurred) of any separation and divorce orders, decrees or agreements.

Annual maintenance fees and any other fees will be charged to the IRA account each June for that calendar year or upon termination of the IRA if the fee has not been charged for such year. This applies to regular, spousal, and rollover IRAs and each participant's account under a SEP. Fees will not be prorated.

A Depositor may pay the maintenance fee within the times specified by the Custodian. If the Depositor fails to pay the maintenance fee within such times, then Custodian will liquidate sufficient assets within the IRA to satisfy the fees and cannot be held accountable or liable for choosing a specific asset or assets to liquidate.

Payments received after June 1 cannot be used to reimburse the IRA account but will apply as a credit against the next year's annual maintenance fee after satisfying any current outstanding fee balance. If sufficient assets cannot be liquidated, the IRA account will be closed out and remaining assets transferred to an individual brokerage account at J. C. Bradford & Co. The Depositor is personally liable for full payment to the Custodian for all fee deficiencies including any debit balances.

By entering into the Adoption Agreement, Depositor and his beneficiary or beneficiaries agree to hold Custodian harmless from any taxes, interest, penalties or other claims, liabilities or damages resulting from or arising out of such asset liquidation and/or account termination. Further, Depositor and his beneficiary or beneficiaries release Custodian from all damage claims resulting from or arising out of such asset liquidation and account termination. J. C. Bradford & Co. cannot be held responsible for any taxes, interest and penalties that may be assessed on such distributions.


                           CUSTODIAL ACCOUNT AGREEMENT

         THIS AGREEMENT entered into by and between each individual who executes an Adoption Agreement incorporating this Agreement (hereinafter referred to as "Depositor") and J. C. BRADFORD & CO., (hereinafter referred to as "Custodian"), having its principal place of business at 330 Commerce Street, Nashville, Tennessee 37201.

                                   WITNESSETH:

WHEREAS, the Depositor desires to provide for his retirement and for the support of his Beneficiaries upon his death; and

WHEREAS, to accomplish this purpose, the Depositor desires to establish an individual retirement account (hereinafter referred to as "the account") as described in Section 408(a) of the Internal Revenue Code of 1986, as amended, or any successor statute; and

WHEREAS, the Custodian has provided the Depositor with the disclosure statement required under the Income Tax Regulation under Section 408(i) of the Code;

NOW, THEREFORE, the Depositor (or the spouse of the Depositor) has transferred, assigned, and conveyed to the Custodian the property described in the Adoption Agreement, and it is agreed by and between the Depositor and the Custodian the following:

ARTICLE I

CONTRIBUTIONS.

(1) The Custodian may accept additional contributions in cash from or on behalf of the Depositor for a taxable year of the Depositor except as limited by paragraph (2) of this Article.

(2) Except in the case of an eligible rollover contribution as that term is described in Section 402(c), 403(a)(4), 403(b)(8) or 408(d)(3) of the
         Code or an employer contribution made in accordance with the terms of a simplified employee pension as defined in Section 408(k) of the Code, the Custodian will only accept cash and will not accept contributions on behalf of the Depositor in excess of $2,000 for any taxable year. The Depositor may roll over property in kind to the custodial account that is acceptable to the Custodian. No contribution will be accepted under a SIMPLE plan established by any employer pursuant to Section 408(p) of the Code. No transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE plan, prior to the expiration of the two (2) year period beginning on the date the individual first participated in that employer's SIMPLE plan.

ARTICLE II

NONFORFEITURE.

         The Depositor's interest in the balance in the custodial account shall at all times be nonforfeitable.

ARTICLE III

INVESTMENT IN GENERAL.

(1) No part of the custodial funds shall be invested in life insurance contracts; nor may the assets of the custodial account be commingled with other property except in a common trust fund or common investment fund (within the meaning of Section 408(a)(5) of the Code).

(2) No part of the custodial funds may be invested in collectibles (within the meaning of Section 408(m) of the Code).

(3) This custodial account is created, administered and held for the exclusive benefit of the Depositor and his Beneficiaries.

ARTICLE IV

DISTRIBUTION.

(1) Notwithstanding any provision of this Agreement to the contrary, the distribution of a Depositor's interest in the custodial account shall be made in accordance with the minimum distribution requirements of
         Section 408(a)(6) or Section 408(b)(3) of the Code and the Income Tax Regulations thereunder, including the incidental death benefit provisions of Section 1.401(a)(9)-2 of the proposed Income Tax Regulations, all of which are herein incorporated by reference.

(2) The Depositor's entire interest in the custodial account must be distributed, or begin to be distributed, by the Depositor's "required beginning date," which is the April 1 following the calendar year in which the Depositor attains age 70 1/2. For such succeeding year, a distribution must be made on or before December 31. By the required beginning date the Depositor shall elect, in a manner and at such time as may be acceptable to the Custodian, to have the balance in the custodial account distributed in one of the following forms:

         (a)      a single lump sum payment;

         (b) an annuity contract providing equal or substantially equal monthly, quarterly, or annual payments over the life of the Depositor;

         (c) an annuity contract providing equal or substantially equal monthly, quarterly or annual payments over the joint and last survivor lives of the Depositor and his designated Beneficiary;

         (d) equal or substantially equal monthly, quarterly or annual payments over a specified period that may not be longer than the Depositor's life expectancy; or

         (e) equal or substantially equal monthly, quarterly or annual payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Depositor and his designated Beneficiary.

         Even if distributions have begun to be made under option (d) or (e), the Depositor may receive a distribution of the balance in the custodial account at any time by giving written notice to the Custodian. The Depositor shall be solely responsible for making the necessary election and commencing distribution by the required beginning date.

         The amount to be distributed each year, beginning with the first calendar year for which distributions are required and then for each succeeding calendar year, shall not be less than the quotient obtained by dividing the Depositor's benefit by the lesser of (i) the applicable life expectancy, or (ii) if the Depositor's spouse is not the designated beneficiary, the applicable divisor determined from the table set forth in Q&A-4 or Q&A-5, as applicable, of Section 1.401(a)(9)-2 of the proposed Income Tax Regulations.

         Distributions after the death of the Depositor shall be distributed using the applicable life expectancy as the relevant divisor without regard to Section 1.401(a)(9)-2 of the proposed Income Tax Regulations.

(3) If the Depositor dies before his entire interest is distributed to him, the entire remaining interest in the custodial account will be distributed as follows:

         (a) If the Depositor dies on or after distributions have begun under paragraph (2) of this Article, the entire remaining interest must be distributed at least as rapidly as provided under paragraph (2) of this Article.

         (b) If the Depositor dies before distributions have begun under paragraph (2) of this Article, the entire remaining interest must be distributed as elected by the Depositor or, if the Depositor has not so elected, as elected by the Beneficiary or Beneficiaries, as follows:

                  (i) by December 31st of the year containing the fifth anniversary of the Depositor's death; or

                  (ii) in equal or substantially equal monthly, quarterly or annual payments over the life or life expectancy of the designated Beneficiary or Beneficiaries starting by December 31st of the year following the year of the Depositor's death. If, however, the Beneficiary is the Depositor's surviving spouse and subject to paragraph (e) of this Article, then this distribution is not required to begin before December 31st of the year in which the Depositor would have attained age 70 1/2.

         (c) Subject to paragraph (e) of this Article, in the event of the death of the Depositor the surviving spouse Beneficiary may elect to treat the account as the spouse's own individual retirement account in accordance with 1.408-8 of the Proposed Income Tax Regulations.

         (d) Distributions under paragraph (2) of this Article are considered to have begun if the distributions are made on account of the Depositor reaching his required beginning date. If the Depositor receives distributions prior to the required beginning date and the Depositor dies, distributions will not be considered to have begun.

         (e) Notwithstanding the foregoing provisions, if the Beneficiary is a trust for the surviving spouse, and if a qualified terminal interest property marital deduction for federal estate tax purposes is allowable with respect to the distributions from the custodial account payable to such trust, then the distributions under this paragraph (3) shall be increased, if necessary, to assure that all of the annual income of the custodial account is distributed at least annually to the trust. Furthermore, if the Beneficiary is such a trust, all administrative charges and expenses of the custodial account shall be charged to principal and shall not reduce the annual income of the custodial account. The trustee of the trust shall have the right to request immediate payment of any part or all of the custodial account in order to satisfy any request by the surviving spouse to convert unproductive property into productive property or in order to make withdrawals in excess of the minimum required distributions. The provisions of this subparagraph (e) are subject to the applicable minimum distribution requirements. The Depositor shall be responsible for completing an appropriate Beneficiary designation to carry out the provisions of this subparagraph (e).

(4) Life expectancy is computed by use of the expected return multiples in Table V and VI of Section 1.72-9 of the Income Tax Regulations. Unless otherwise elected by the Depositor prior to the commencement of distributions under paragraph (2) of this Article or, if applicable, by the surviving spouse where the Depositor dies before distributions have commenced, life expectancies of a Depositor or spouse Beneficiary shall be recalculated annually for purposes of distributions under paragraph
         (2) and paragraph (3) of this Article. An election not to recalculate shall be irrevocable and shall apply to all subsequent years. The life expectancy of a nonspouse Beneficiary shall not be recalculated. Instead, life expectancy will be calculated using the attained age of such Beneficiary during the calendar year in which the individual attains age 70 1/2, and payments for subsequent years shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

(5) An individual may satisfy the minimum distribution requirements under Sections 408(a)(6) and 408(b)(3) of the Code by receiving a distribution from one Individual Retirement Account or Individual Retirement Annuity ("IRA") that is equal to the amount required to satisfy the minimum distribution requirements for two or more IRAs. For this purpose, the Depositor of two or more IRAs may use the "alternative method" described in Internal Revenue Service Notice 88-38, 1988-1 C.B. 524, to satisfy the minimum distribution requirements described above.


ARTICLE V

DEPOSITOR'S DECLARATION

Except in the case of the Depositor's death, disability (as defined in Section 72(m) of the Code) or attainment of age 59 1/2, before distributing an amount from the account, the Custodian may require from the Depositor a declaration of the Depositor's intention as to the disposition of the amount distributed.

ARTICLE VI

REPORTS

         (1) The Depositor agrees to provide information to the Custodian at such time and in such manner and containing such information as may be necessary for the Custodian to prepare any reports required pursuant to Section 408(i) of the Code and the Income Tax Regulations thereunder.

         (2) The Custodian agrees to submit reports to the Internal Revenue Service and the Depositor at such time and in such manner and containing such information as is prescribed by the Internal Revenue Service.

         (3) The Custodian shall furnish the Depositor annual calendar year-end reports concerning the status of the custodial account as required by 1.408-5 of the Income Tax Regulations.

ARTICLE VII

PREEMPTION

Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through III and this sentence shall be controlling. Furthermore, any such additional Article shall be wholly invalid, if it is inconsistent, in whole or in part, with Section 408(a) of the Code and the Income Tax Regulations thereunder.

ARTICLE VIII

AMENDMENTS IN GENERAL

This Agreement shall be amended, from time to time, in order to comply with the provisions of the Code and Income Tax Regulations thereunder. Furthermore, other amendments may be made to this Agreement by the Custodian as provided herein.

ARTICLE IX

ACCOUNTING

         (1) All contributions made by the Depositor or the spouse of the Depositor and all investments made with such contributions and the earnings thereon shall be credited to an account maintained for the Depositor or the spouse of the Depositor by the Custodian. The Custodian shall keep accurate and detailed records of all contributions, receipts, investments, distributions, disbursements, and all other transactions. Any contribution or investment in the custodial account shall be held without distinction between income and principal.

         (2) After the close of each calendar year the Custodian shall render to the Depositor a written report of the Depositor's account as of each December 31. Such report shall be made available to the Depositor within the time and in a form prescribed by the Internal Revenue Service. The Custodian shall also render such reports as are regularly issued by J.
                  C. Bradford & Co. to its customers (which may consist of copies of account statements regularly issued by J. C. Bradford & Co.).

         (3) In the absence of the filing in writing with the Custodian by the Depositor of exceptions or objections to the annual report within sixty days after the mailing of such report, the Depositor shall be deemed to have approved such report and the Custodian shall be released, relieved and discharged from all liability to anyone (including the Beneficiary) with respect to all matters set forth in such report as though such account had been settled by the decree of a court of competent jurisdiction. No person other than a Depositor may require an accounting or bring any action against the Custodian with respect to the account.

         (4) The Custodian shall have the right at any time to apply to a court of competent jurisdiction for judicial settlement of its accounts or for determination of any questions of construction which may arise or for instructions. The only necessary party defendant to such action shall be the Depositor but the Custodian may, if it so elects, bring in as a party defendant any other person or persons. The cost of any such accounting, including, but not limited to, attorney's fees and court costs, shall be charged to the account as an administration expense under Article XV.

ARTICLE X

INVESTMENT POWERS

         (1) The Depositor shall have the full responsibility for directing the investment of all accounts credited limited to investments approved by J. C. Bradford & Co. from time to time for investments in IRA accounts. Further, non-brokered certificates of deposit, non-brokered notes (mortgages), closely held securities (in which J. C. Bradford & Co. does not participate in the subscription offer), and real estate (hereinafter collectively referred to as "Special Assets") are not permitted investments in the individual retirement account unless the Custodian has agreed to permit such investments in the account. The Depositor shall provide Custodian with an annual written valuation of all Special Assets valued as of each December 31 and upon such other times as the Custodian may require. If the Depositor fails to provide such valuations the Custodian may employ such appraisers as needed to make the valuation and charge the account for such appraisal. If Special Assets are received into the account, the Custodian will charge additional fees for receiving, maintaining, administering, safekeeping and selling such assets.

         (2) The Depositor's investment directions may be given to the Custodian either orally or in writing. The Depositor may delegate to an investment manager the Depositor's power to direct investment of the account; providing that the Custodian must be given a written notice in which the Depositor names and appoints the delegate, a signed copy of the written agreement between the Depositor and his delegate and any additional information and documents that the Custodian may then require. Any direction given by such delegate shall conclusively be presumed to be the direction of the Depositor until the Custodian receives written notice of revocation of such delegation.

         (3) The Custodian upon receipt of the Depositor's investment direction shall execute the direction as soon as practical, and shall send a written confirmation to the Depositor acknowledging the completion of the Depositor's transaction.

         (4) The Custodian shall have no right or responsibility (except as provided below) to make any investments or dispose of any investment held in the account, unless pursuant to the Depositor's direction. The Custodian shall have no responsibility to inquire into or question any such directions of the Depositor, to review the investments held in the account, or to give advice to the Depositor with respect to the retention or disposition of any assets in the account.

         (5) Dividends and earnings from the assets of the account will be retained in the account. Until such time as the Depositor has directed the Custodian with respect to his account, the Custodian shall invest the amounts so received in interest bearing accounts (at then current interest rates) maintained by the Custodian.

         (6) Notwithstanding anything herein contained to the contrary, the Depositor may direct the investment of dividends and earnings from the assets of the account pursuant to paragraph (2) of this Article.

         (7) The Custodian may retain cash in the account without investing the same.

         (8) As soon as practical after the Custodian shall have received notification of the death of a Depositor, all subsequent earnings in his account shall be reinvested in the money market fund designated by the Depositor prior to his death for the purpose of investment of income in accordance with paragraph (6) of this Article. All other assets in his account shall remain as invested until distributed in full to the Beneficiary of the Depositor or until the Beneficiary otherwise designates.

ARTICLE XI

RESPONSIBILITY OF THE CUSTODIAN

         (1) The Custodian shall have no responsibilities or duties except for those specifically set forth in this Agreement. The Custodian shall have the power to hold any investment in bearer form or in the name of the Custodian or in the name of any nominee without qualification or description.

         (2) The Custodian shall have the power, pursuant to the Depositor's directions, to write covered listed call options against existing positions or to close such option contracts, to exercise conversion privileges, or rights to subscribe for additional securities and to make payments therefor.

         (3) The Custodian shall have the power, pursuant to the Depositor's directions, to invest and reinvest the assets of the account.

         (4) Pursuant to the directions of the Depositor, the Custodian shall have the power to consent or to participate in dissolutions, reorganizations, consolidations, mergers, sales, leases, mortgages, transfers or other changes affecting investments held by the Custodian. In the absence of such directions the Custodian shall take no action.

         (5) The Custodian shall have no duty or responsibility to diversify the assets of the account or to insure that the investment of such assets is authorized by the laws of any jurisdiction for purposes of trust investment.

         (6) The Custodian shall not vote any shares of investments held in the account except in accordance with the written instructions of a Depositor.

         (7) Neither the Custodian nor any agent of the Custodian shall have any power, authority or discretion to enter into a mutual agreement, arrangement or understanding on behalf of the Custodian or the agent, in which the Custodian or such agent agrees to render to the Depositor, advice which will serve as a primary basis for investment with respect to the assets of the account and which investment advice is individualized to the particular needs of the account.

ARTICLE XII

DESIGNATION OF BENEFICIARY

         (1) Subject to applicable state law, the Depositor from time to time, may designate any Beneficiary or Beneficiaries (concurrently, contingently or successively) to whom the assets in the account are to be paid upon the Depositor's death. In certain community property states, the Custodian may require spousal consent to a non-spouse Beneficiary. Such designation shall be in writing and shall continue in effect until revoked by the Depositor during his lifetime by a subsequent designation in writing. The Depositor is solely responsible for securing the spouse's consent and the Custodian shall not be liable to the spouse, any Beneficiary or any entity in regard to such consent or any payments related thereto.

         (2) If no such designation is in effect at the time of the Depositor's death or if the designated beneficiary of the Depositor shall not survive the Depositor, the Beneficiary shall be the spouse of the Depositor, or if there is no spouse living at the time of the Depositor's death, the Beneficiary shall be the estate of the Depositor.

         (3) After all custodian fees have been paid, the Beneficiary shall be entitled to the Depositor's entire interest in the event of the Depositor's death prior to the complete distribution of the entire interest.

ARTICLE XIII

PAYMENT OF BENEFITS

         (1) The Depositor shall notify the Custodian in writing signed by the Depositor of the time he wishes to receive his benefits and the form of the benefit in accordance with Article IV. The Custodian shall not be liable, for the proper application of any part of the account if the distributions are made in accordance with the written directions of the Depositor.

         (2) If the distribution is to be made in cash or kind the Depositor shall direct the Custodian as to what investments are to be sold or distributed in order to comply with the direction. If the Depositor fails to so direct, the Custodian shall, to the extent necessary to comply with the direction to distribute, either sell investments for cash or distribute the assets of the account in the sole discretion of the Custodian and without liability to the Custodian.

         (3) If the Depositor dies before his entire interest in the custodial account is distributed to him, or if the distribution has been commenced to his surviving spouse and such surviving spouse dies before the entire interest is distributed to such spouse, the balance of his account shall be distributed to the Beneficiary in accordance with paragraph
                  (3) of Article IV at the time and in the manner as directed by the Beneficiary entitled thereto.

         (4) If the Custodian is unable to make a distribution to a Depositor or a Beneficiary within a reasonable time after such payment is due because the Custodian cannot ascertain the whereabouts of the Depositor or the Beneficiary by mailing to the last known address of such individual, the Custodian shall take no action (other than paying Custodian's fees from the account) until such time as disbursement is possible or such funds escheat to a governmental agency by operation of law.

         (5) If the Depositor provides the Custodian written notice and evidence satisfactory to the Custodian that the Depositor is disabled within the meaning of Section 72(m)(7) of the Code, the Depositor may elect to receive his interest in his account in accordance with any of the settlement options set forth in
                  Article IV of this Agreement. The Custodian shall not be liable for any penalties or tax assessed because distributions under this paragraph fail to qualify as payments attributable to disability.

ARTICLE XIV

ROLLOVER CONTRIBUTIONS

         (1) The Custodian may receive from any individual a rollover contribution as described in Section 402(c); 403(a)(4); 403(b)(8) and 408(d)(3) of the Code, to be invested and distributed, pursuant to this agreement. Unless the Depositor otherwise directs the Custodian in writing, each rollover contribution received shall be held by the Custodian in a separate account and all earnings therefrom shall be credited to such account. The Custodian shall not accept other contributions to such an account unless the Depositor otherwise requests in writing. The Custodian shall have no obligation to ascertain whether or not such rollover is proper pursuant to the Code or the provisions of any other plan.

         (2) The Custodian may receive rollover contributions consisting of property which is obtainable through J. C. Bradford & Co. The Custodian may also receive as a rollover contribution such other property which is approved by the Custodian's Trust Division.

ARTICLE XV

COMPENSATION

         (1) The Depositor shall be charged by the Custodian for its services under this Agreement in accordance with the fee schedule of the Custodian in effect from time to time. The Depositor hereby covenants and agrees to pay the same.

         (2) The Depositor shall pay to the Custodian any taxes paid by the Custodian which may be imposed upon the account or the income thereof which the Custodian is required to pay, as well as all expenses of administration of the account including fees for legal services. The Depositor shall pay to the Custodian fees charged by the Custodian (including, but not limited to, legal fees incurred by the Custodian) for review of any divorce decrees, divorce agreements and/or court orders involving the custodial account and reserves the right to reject any such decrees, agreements or orders if such documents are not specific or correct.

         (3) The Depositor's account will be charged for all brokerage fees, other selling and buying expenses, and mutual fund management fees which are allocable to the account.

         (4) In the event a Depositor (or his Beneficiary) fails to promptly pay the taxes, expenses, liabilities, or the Custodian's fees or compensation allocable to the account, after a demand for such payment has been made by the Custodian of the Depositor (or his Beneficiary, as the case may be) such liability shall be charged against the account. In this connection, the Custodian shall to the extent necessary to pay the liabilities, liquidate the assets of the account without liability to the Custodian.

         (5) If the account is insufficient to satisfy such liabilities (including if the account cannot be liquidated) or in the event a deficit should occur in the account for any reason, the Custodian will charge the Depositor for such amounts as are unsatisfied and may terminate the account as provided in
                  Article XVIII. All monies and property carried by the Custodian at any time in any account of the Depositor (held either jointly, individually or otherwise) other than a Regulated Commodity account, or which may at any time be in the Custodian's possession or under its control for any purpose shall be collateral subject to a general lien and security interest for the discharge of all liabilities arising under this Agreement and of all deficits arising in the account, however and whenever arising. Should the Depositor fail to make any payment or satisfy any liability arising under this agreement or any deficit arising in the account, the Custodian is hereby authorized to sell any property in the account of the Depositor with the Custodian, or buy in any property which any such account may be short, or otherwise effect settlement for the purpose of satisfying any such liability or deficit which may arise. Any such sale, purchase or settlement may be made at the Custodian's discretion and at its prevailing commission rates on any exchange or market where such business is then transacted or at public auction or private sale without notice to the Depositor and without advertisement, tender or demand of any kind on the Depositor, such notice, advertisement, tender or demand being hereby expressly waived by the Depositor.

         (6) The Custodian may at any time liquidate sufficient assets in the IRA to satisfy any obligations of the IRA and the Depositor and his Beneficiary or Beneficiaries agree to hold Custodian harmless from any taxes, interest, penalties or other claims, liabilities or damages resulting from or arising out of such asset liquidation and/or account termination. Further, Depositor and his Beneficiary or Beneficiaries release Custodian from all damage claims resulting from or arising out of such asset liquidation.

ARTICLE XVI

AMENDMENT

         (1) This Custodial Account Agreement is intended to be and to continue as a qualified individual retirement custodial account within the meaning of Section 408 of the Code. The Depositor irrevocably delegates to the Custodian the power to amend this document in writing from time to time without the consent of the Depositor if such amendment is necessary to comply with pro visions of the Code and related regulations, or to comply with regulatory or statutory revision or to maintain compliance with Federal and State laws. The Depositor irrevocably delegates to the Custodian power to amend this Agreement in writing from time to time without the consent of the Depositor for any other amendments upon thirty (30) days prior written notice to the Depositor setting forth such amendment. Any amendment to the Agreement may be retroactively effective unless otherwise required by law.

         (2) Notwithstanding anything herein contained to the contrary, the Depositor may change his investment directions (in accordance with Article X), his Beneficiary designation (in accordance with Article XII), or the time or form for payment of benefits (in accordance with Articles IV and XIII).

         (3) Neither the Depositor nor the Custodian shall have the power to amend the Custodial Account Agreement in such manner as would cause or permit any part of the benefits in the account to be diverted to purposes other than for the exclusive benefit of the Depositor or his Beneficiaries unless such amendment is necessary to conform the Custodial Account Agreement to or satisfy the conditions of any law, governmental regulation or ruling or to meet the requirements of the Code or any amendment thereof. Further, neither the Depositor nor the Custodian shall have the power to amend the Custodial Account Agreement in such manner as would cause the account to fail to qualify as an individual retirement account under Section 408 of the Code.

ARTICLE XVII

TERMINATION AND TRANSFER

         (1) A Depositor may terminate this Custodial Account Agreement at any time by delivery of written notice of such termination to the Custodian. Upon such termination, the Custodian shall continue to hold the assets and distribute them in accordance with the previous instructions of the Depositor and the provisions of this Agreement unless the Custodian receives other instructions from the Depositor (such as those involving a rollover) which the Custodian may follow, without liability and without any duty to ascertain whether such payout is proper under the provisions of the Code or of any other plan. If such other instructions involve a payout of the Depositor's benefits, the pro- cedures set forth in Article XIII hereof shall be applicable.

         (2) Upon request of a Depositor in writing to the Custodian, the Custodian shall transfer all benefits of the Depositor to the Depositor, to a qualified employee retirement plan or to another individual retirement account established by the Depositor. The Custodian is authorized, however, to reserve such sum of money or investments as it may deem advisable for payment of all its fees, compensation, costs and expenses, or for any other liabilities constituting a charge against the assets of the account or against the Custodian with any balance of such reserve remaining after the payment of all such items to be paid over to the successor trustee or custodian. If investments are retained for the aforesaid reasons, they shall be disposed of in accordance with Article
                  XIII. Upon any such transfer, the Custodian's accounting procedures set forth in Article IX hereof shall be applicable. The Depositor assumes all responsibility and liability for determining whether a transfer of benefits from this Agreement is permitted by the Code or state law.

         (3) This Custodial Account Agreement will be terminated in the case of complete distribution of the assets of the Depositor's Account.

         (4) The death of the Depositor shall not cause a termination of this Custodial Account Agreement.

ARTICLE XVIII

RESIGNATION OR REMOVAL OF CUSTODIAN


         (1) The Custodian may resign at any time upon thirty (30) days' notice in writing to the Depositor and may be removed by the Depositor at any time upon thirty (30) days' notice in writing to the Custodian. Upon such resignation or removal, the Depositor shall appoint a qualified successor custodian or trustee. Upon receipt by the Custodian of written acceptance of such appointment by the successor custodian or trustee, the Custodian shall transfer and pay over to such successor the assets of the accounts or account and all records pertaining thereto. The Custodian is authorized, however, to reserve such sum of money or investments as it may deem advisable for payment of all its fees, compensation, costs and expenses, or for payment of any other liabilities constituting a charge against the assets of the accounts or account or against the Custodian with any balance of such reserve remaining after the payment of all such items to be paid over to the successor custodian or trustee. If investments are retained for the aforesaid reasons, they shall be disposed of in accordance with Article XIII.

         (2) It shall be a condition of the removal of the Custodian by the Depositor that the Depositor shall have appointed a qualified successor custodian or trustee. In the event of the resignation of the Custodian and failure to appoint a qualified successor, the Custodian may designate a successor custodian(s) or trustee(s). Such designation or designations may be made in the alternative specifying the order in which the custodians or trustees names are to serve. Unless and until a custodian or trustee named shall commence to act hereunder, the designation of such custodian or trustee may be revoked by the custodian or trustee then acting in the same manner as the designation of such custodian or trustee was made.

         (3) In the event the Depositor fails to pay the Custodian's fees or compensation, the account cannot be liquidated in order to pay such fees or compensation, and the Depositor fails to appoint a successor custodian or trustee within thirty (30) days after written notice is mailed by Custodian, then Custodian may terminate its custodial relationship and this individual retirement account and transfer the assets in the account to a regular brokerage account at J. C. Bradford & Co. In such event Custodian shall not be liable for taxes, penalties, interest or other damages resulting therefrom.

         (4) The Custodian shall substitute another trustee or custodian if the Custodian receives notice from the Commissioner of Internal Revenue that such substitution is required because it has failed to comply with the requirements of Section 1.401-(12)(n) of the Income Tax Regulations.

         (5) In the event a successor custodian or trustee is appointed the Custodian shall have the power to sell all the property in the account in order to convert such property into a form which the successor custodian or trustee may receive.

ARTICLE XIX

MISCELLANEOUS

         (1) Unless specifically authorized in this agreement, the Custodian shall not, with respect to the account, exercise any discretionary authority or discretionary control respecting the management or disposition of its assets, or any discretionary authority or responsibility in its administration.

         (2) The Custodian shall not be liable for any tax attributable to the contribution or receipt of any excess contribution. The Custodian shall have no duty to determine whether contributions in any year exceed the maximum deductible for contributions to an account for federal or state income tax purposes.

         (3) The Custodian is not liable to the Depositor, his spouse, or other Beneficiaries for any loss, income tax liability or any other detriment to an account held by the Custodian pursuant to this Agreement caused by a transaction engaged in by the Depositor, his spouse, or other Beneficiary that is prohibited by Section 4975 of the Code.

         (4) The Custodian shall be fully protected in acting upon any instrument, certificate, power of attorney, appointment of investment manager or paper believed by it to be genuine and the Custodian shall be under no duty to make any investigation or inquiry as to any statement contained in any such writing or other legality of such writing, but may accept the same as conclusive evidence of the truth and accuracy of the statements therein contained. The Custodian may rely upon, and act in accordance with, a power of attorney given by the Depositor to any person or persons or institution. The Depositor shall at all times duly indemnify and save harmless the Custodian from any liability which may arise hereunder except liability arising from the negligence or willful misconduct of the Custodian.

         (5) The Custodian shall not be liable for any losses which may result from its failure to act in the absence of directions from the Depositor, when such directions are prescribed by this Agreement.

         (6) The Custodian shall not be liable for any act or omission made with respect to the Custodial Account Agreement except for its intentional misconduct or negligence.

         (7) The Depositor may transfer part or all of his interest in his custodial account to the former spouse of the Depositor, or an individual retirement account established by such spouse, pursuant to a divorce decree or under a written instrument incident to a divorce.

         (8) Unless otherwise required by law, the terms and conditions of this Custodial Account Agreement shall be applicable without regard to the community property laws of any state.

         (9) The terms and provisions of this Custodial Account Agreement shall be construed according to the principles, and in the priority, as follows: first, in accordance with the meaning under, and which will bring the Agreement into conformity with, the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended; and secondly, in accord- ance with the laws of the State of Tennessee. If any provisions of this Agreement shall be construed as if such provision had never been included, then this Agreement shall be deemed to contain the provision necessary to comply with such laws. Wherever applicable, the masculine pronoun as used herein shall include the feminine, and the singular the plural.

         (10) The Depositor herein agrees that he shall look solely to the assets of his account for the payment of any benefits to which he is entitled.

         (11) The Depositor shall notify the Custodian of any change in the Depositor's address.

         (12) If the custodial account acquires collectibles within the meaning of Section 408(m) of the Code after December 31, 1981, the investment in collectibles will be treated as a taxable distribution in an amount equal to the cost of such collectible and taxable as such.

         (13) If this custodial account is established by an employer for the exclusive benefit of its employees or their beneficiaries, then separate records will be maintained for the interest of each individual; provided, however, that the employer shall secure Internal Revenue Service approval of the custodial account pursuant to Section 408(c) of the Code.

         (14) This Agreement shall not be deemed to create a trust between the Custodian and the Depositor and his spouse or other Beneficiaries.

         (15)     The Depositor certifies that:

                  (a) all contributions made to the custodial account are within the limits specified by applicable law;

                  (b) all contributions made by or on behalf of the Depositor have been made on a timely basis; and

                  (c) Depositor satisfied the eligibility requirements specified in the law to make such contributions.

                  The Custodian may rely upon all such certifications of the Depositor, and shall not be liable for any mistake of fact or judgment with respect to any contribution into the custodial account.

         (16) It is the Depositor's (or Beneficiary's in the event of the Depositor's death) responsibility and obligation to give written notice to the Custodian of the amount of each minimum distribution required in order to avoid the minimum distribution excise tax penalty under federal and state laws or to satisfy any qualified terminal interest property marital deduction distribution require- ments. Such notice shall be delivered to the Custodian not more than thirty (30) days nor less than seven (7) days prior to each required minimum distribution date. The Custodian shall have no duty, obligation or responsibility to notify the Depositor or any Beneficiary of any obligation hereunder or to determine the amount of any minimum distribution and the Custodian shall not be liable for any penalties, taxes or interest of any kind related thereto.

         (17) If a custodial account is established for a minor, the guardian, custodian or other legal representative of the minor shall agree in writing to guarantee full payment of all compensation or fees payable to the Custodian herein. No investment direction shall be accepted by the Custodian from the minor and shall only be accepted from the guardian, custodian or other legal representative of the minor.

ARTICLE XX

RIGHTS OF REVOCATION

         (1) This Custodian Account Agreement may be revoked by the Depositor or rejected by the Custodian within seven (7) calendar days after the date upon which the Adoption Agreement is signed by the Depositor, in which event this Agreement shall be void from its inception, and all property contributed and all fees paid by the Depositor to the Custodian shall be returned to the Depositor. Notwithstanding the preceding sentence, the Custodian shall execute any investment directions of the Depositor during the seven (7) calendar days immediately following the date upon which the Depositor signed the Custodian Account Adoption Agreement.

ARTICLE XXI

DEFINITIONS

The following words and phrases, when used herein, shall have the following respective meanings (unless their context clearly indicates otherwise):

         (1) Depositor: The individual who is eligible to establish an Individual Retirement Custodial Account and who establishes an individual retirement custodial account under this Agreement by executing the IRA Adoption Agreement.

         (2) Beneficiary: A person, trustee, or entity (including but not limited to the Depositor's (or spouse's) estate, dependent (or dependents), designated in writing by the Depositor (or surviving spouse) to receive benefits payable under this Agreement, subsequent to the death of the Depositor (or surviving spouse).

         (3)      Custodian: J. C. Bradford & Co., its successors and assigns.

         (4) Code: The Internal Revenue Code of 1986, as amended. Reference to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes said section.

         (5) Compensation: Wages, salaries, professional fees, or other amounts derived from or received for personal service actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in
                  Section 401(c)(2) of the Code (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition, Section 401(c)(2) shall be applied as if the term trade or business for purposes of Section 1402 included service described in Subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including, but not limited to, interest and dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term "compensation" shall include any amount includible in the individual's gross income under Section 71 of the Code with respect to a divorce or separation instrument described in subparagraph (A) of Section 71(b)(2) of the Code.

                          ROTH IRA DISCLOSURE STATEMENT

RIGHT OF DEPOSITOR TO REVOKE WITHIN SEVEN DAYS
You have the right to revoke your Roth IRA within seven days after the date you sign the Roth Adoption Agreement. If you decide to revoke, the full amount of your Roth IRA contribution - without adjustment for sales commissions, administrative expenses, or market fluctuations - will be returned to you. You may revoke your Roth IRA by mailing or delivering a written notice to the Retirement Services Department of J.C. Bradford & Co., 330 Commerce Street, Nashville, TN 37201. Your notice will be deemed mailed as of the date of the postmark. If you have any questions regarding the revocation of your account, contact the Retirement Services Department at 615-748-9434.

CONTRIBUTIONS
Contributions (other than rollovers and conversions, as defined in the ROLLOVERS/CONVERSIONS section below) must be made in cash. The total amount you may contribute to your Roth IRA in any calendar year cannot exceed 100% of your earned income or $2,000, whichever is less. The total annual contribution to all IRAs (Traditional and Roth) cannot exceed 100% of your earned income, limited to the $2,000 maximum.

Your ability to contribute to a Roth IRA is restricted by your Adjusted Gross Income (AGI)*, as outlined below:

                  - Individuals with AGI below $95,000 can make a full $2,000 contribution

                  - Individuals with AGI between $95,000 and $110,000 can make a partial contribution calculated as follows:

                                    $110,000 - AGI   X   $2,000
                                    --------------
                                       $15,000

                  - Individuals with AGI above $110,000 are not eligible to contribute

                  - Couples with AGI below $150,000 can make a full $2,000 contribution

                  - Couples with AGI between $150,000 and $160,000 can make a partial contribution calculated as follows:

                                    $160,000 - AGI   X   $2,000
                                    --------------
                                       $10,000

                  - Couples with AGI above $160,000 are not eligible to contribute

         * AGI is any income, such as salary, dividends, capital gains, and rental income, less certain items you can subtract, such as 401(k) contributions, deductible IRAs, etc. For this purpose, AGI does not include amounts converted from a Traditional IRA to a Roth IRA.

Your Roth IRA contributions are not limited by your participation in an employer sponsored retirement plan. In addition, you may continue to fund your Roth IRA AFTER you turn 70 1/2 years of age if you have earned income and your AGI is below the maximum thresholds discussed above.

SPOUSAL CONTRIBUTIONS - If you are married and file a joint return you may make a contribution to your spouse's Roth IRA. Contributions to your Roth IRA and your spouse's Roth IRA cannot exceed 100% of your earned income or $4,000, limited to $2,000 per individual account. Spousal contributions are subject to the AGI limitations mentioned above.

NONFORFEITABILITY - All contributions, including earnings, in your Roth IRA are nonforfeitable.

CARRYBACKS - Contributions made by your tax filing deadline are deemed to have been made on the last day of the previous calendar year, if designated as such.

EXCESS CONTRIBUTIONS - An excess is any amount that exceeds 100% of your earned income or $2,000, whichever is less, subject to the AGI limitations mentioned above. A 6% excise tax applies to any excess contributions made to your Roth IRA. This tax is cumulative and applies each year the excess remains in your account. Excess contribution amounts do not include transfers and rollovers.

ELIGIBLE CUSTODIANS
Your Roth IRA must be custodied by a bank, savings and loan association, credit union, or a person approved by the Secretary of the Treasury.

INVESTMENT RESTRICTIONS
Roth IRA assets may not be commingled with other property except in a common trust fund or common investment fund.

Your Roth IRA may not be invested in any life insurance contracts or collectibles. [Refer to the Internal Revenue Service's definitions of collectibles in Internal Revenue Section (IRC) 408(m)]. Certain specially minted US gold and silver bullion coins and state-issued coins are permissible. Also, platinum coins and some gold, silver, platinum and palladium bullion is also permitted.

BENEFICIARIES
If you have designated your spouse as the sole beneficiary of your Roth IRA, upon your death, he or she may elect to roll the assets into his/her own Roth IRA to avoid future Required Minimum Distributions. If the beneficiary is someone other than your spouse, the following options are available:

         1. The amount remaining in your account must be distributed by December 31st of the year following the fifth anniversary of your death.

         2. The account assets must be distributed in annual installments based on the life expectancy of your eldest beneficiary.

         Your nonspouse beneficiary(ies) must elect one of the options above by December 31st of the year following your death. If no choice is made, option 1 will be deemed to have been selected.

EXCESS ACCUMULATION PENALTIES - A nonspouse beneficiary is required to take certain minimum distributions after your death. If such distributions are not satisfied by the required deadline, a penalty of 50% is imposed on the amount that should have been distributed.

INCOME TAX TREATMENT FOR ROTH IRAS
Deductions are not allowed for Roth IRA contributions, including transfers and rollovers. Earnings from the investments in your Roth IRA are not subject to federal taxation while they accumulate in your account or when distributed to you, provided you make "qualified distributions", as defined below. Please consult your tax advisor about possible STATE income tax on your distributions.

QUALIFIED DISTRIBUTIONS - These are not included in your gross income. A "qualified" distribution consists of assets which have been in the Roth IRA for five years and are distributed due to:

         -        attainment of age 59 1/2

         -        death or disability

         -        purchase of a new home (subject to lifetime limit of $10,000)

In a Contributory Roth IRA, the five-year period begins with the first year for which you make a contribution. For a Conversion Roth IRA, the five-year period begins with the year in which the conversion is made.

NONQUALIFIED DISTRIBUTIONS - Distributions from your Roth IRA that do not meet the requirements listed above are deemed to be "nonqualified" and will be includible in your gross income the year in which they are taken. However, distributions are considered to come first from principal (the amount of your contributions), which is not subject to taxation. Therefore, your nonqualified distributions will not be taxed until they exceed the amount of your original contributions. Special rules may apply to distributions from Conversion Roth IRAs.

EARLY DISTRIBUTION PENALTIES - If you are under age 59 1/2 and receive a nonqualified distribution as defined above, an additional 10% penalty tax will apply to the amount included in your gross income. Exceptions to this penalty, other than those mentioned in the QUALIFIED DISTRIBUTIONS section above, are:

         -        Substantially equal periodic payments

         -        Medical expenses which exceed 7.5% of your AGI

         - Health insurance premiums, if you are unemployed for more than 12 weeks and receive unemployment compensation

         -        Higher education expenses

REQUIRED MINIMUM DISTRIBUTIONS - Your Roth IRA is not subject to Required Minimum Distributions (RMDs).

SPECIAL TAX TREATMENT - Capital gains treatment and five and ten-year forward averaging are not available on Roth IRA distributions.

ROLLOVERS/CONVERSIONS
A rollover is a tax free movement of assets into your Roth IRA from any of your other Roth or Traditional IRAs. The rules regarding Roth IRA rollovers are summarized below. Rollover rules vary and are complex - please seek the advice of a competent tax advisor if you have any questions.

     1. ROTH TO ROTH - Assets distributed from your Roth IRA may be rolled to another Roth IRA per the rules set forth in IRC section 408(d)(3). You must roll your Roth IRA assets to another valid Roth IRA within sixty days of receiving the distribution. You may only initiate one rollover from each Roth IRA every twelve months, and you cannot roll the same assets more than once per twelve month period. You may not roll Roth IRA assets to other types of IRAs.

     2. TRADITIONAL TO ROTH - If you have more than $100,000 in earned income or are married and do not file a joint return, you are not eligible to convert your Traditional IRA into a Roth IRA.

         If you are eligible for a Roth IRA Conversion, you must establish a separate Roth IRA account. The only contributions allowed in a conversion account are amounts converted from Traditional IRAs in one tax year. The amount you convert from a Traditional IRA to your Roth IRA will be reported as taxable income for that year; however, the 10% early distribution penalty will not apply.

         If you convert a Traditional IRA to a Roth IRA before January 1, 1999, you may pro-rate your taxable distribution amount over a four-year period.

You must designate to J.C. Bradford & Co., in writing, your intention to treat your contribution as a rollover. This election is irrevocable.

You may not roll proceeds from an employer sponsored, qualified retirement plan directly into your Roth IRA (or Conversion Roth) account.

MISCELLANEOUS
The agreement used to establish your Roth IRA has been approved by the Internal Revenue Service. IRS approval applies only to the Roth IRA form and is not to be considered an endorsement of the Roth IRA itself or of the investments offered.

If you would like to obtain more information on Roth IRAs, you may request such information from your District Office of the Internal Revenue Service. Specifically, you may want to review IRS Publication 590, Individual Retirement Arrangements (IRAs).

You are responsible for filing all necessary tax and penalty forms with the Internal Revenue Service that apply to your Roth IRA. IRS Form 5329 is the form to use when remitting penalties and/or excise taxes.